                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      APPLIED ANALYTICAL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   (AAI logo)

                      APPLIED ANALYTICAL INDUSTRIES, INC.
                             5051 NEW CENTRE DRIVE
                        WILMINGTON, NORTH CAROLINA 28403

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1997
                             ---------------------

To the Stockholders of Applied Analytical Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Applied Analytical Industries, Inc. (the "Company") will be held on Monday, May 12, 1997 at 10:00 a.m., North Carolina time, at the Blockade Runner Hotel, Nighthawk I Room, 275 Waynick Boulevard, Wrightsville Beach, North Carolina 28480.

          1. To elect two (2) directors to serve for a three-year term and until their respective successors are elected and qualified;

          2. To approve the 1997 Stock Option Plan authorizing the issuance of 486,000 options;

          3. To ratify and approve the appointment of Price Waterhouse LLP as the independent auditors for the Company for the fiscal year ending December 31, 1997; and

          4. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on March 21, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          R. Forrest Waldon
                                          Secretary

Wilmington, North Carolina
April 11, 1997

                                   (AAI logo)

                      APPLIED ANALYTICAL INDUSTRIES, INC.
                             5051 NEW CENTRE DRIVE
                        WILMINGTON, NORTH CAROLINA 28403

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 11, 1997

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Applied Analytical Industries, Inc. (the "Company") for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Monday, May 12, 1997 at 10:00 a.m., North Carolina time, at the Blockade Runner Hotel, Nighthawk I Room, 275 Waynick Boulevard, Wrightsville Beach, North Carolina 28480, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's Annual Report to Stockholders commencing on or about April 11, 1997.

                          VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the Common Stock of the Company whose names appear of record on the Company's books at the close of business on March 21, 1997 will be entitled to vote at the Annual Meeting. As of that date, a total of 16,287,423 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to such matter.

     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for adopting the 1997 Stock Option Plan authorizing the issuance of 486,000 options, and for the ratification and approval of the appointment of Price Waterhouse LLP as the Company's independent auditors. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of six members. The Board of Directors is classified, with the directors serving staggered three-year terms. Two directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2000 and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying form of proxy may not be voted for more than two directors. Each of the nominees for director has indicated a willingness to serve, but in case any of them is not a candidate at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The two nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. The Board of Directors recommends a vote FOR the election of each of the nominees for director. Information concerning the nominees for each director and for each director whose term will continue after the Annual Meeting is set forth below.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2000

     Frederick D. Sancilio, Ph.D., (age 47) is Chairman of the Board of Directors and President of the Company. With more than 20 years' experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.

     William H. Underwood (age 49) has served as Chief Operating Officer since 1995, as Executive Vice President of the Company since 1992, as Vice President from 1986 to 1992, and as a director since January 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

                         DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 1998

     Charles D. Moseley, Jr. (age 54) has served as a director of the Company since January 1996. Since 1983, Mr. Moseley has been a partner of Noro-Moseley Partners, a venture capital firm. Mr. Moseley is also a director of One Price Clothing Stores, Inc. and several privately held companies.

     James L. Waters (age 71) has served as a director of the Company since 1981 and as a non-employee officer from 1982 until 1996. Mr. Waters is a private investor in numerous companies and was the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

                         DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 1999

     John M. Ryan (age 52) has served as a director of the Company since January 1996. Mr. Ryan serves as managing partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996. Prior to founding Ryan Partners, Mr. Ryan served as a partner of Coopers & Lybrand, L.L.P., an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

     Joseph H. Gleberman (age 39) joined the Company's Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and Managing Director since 1997. Mr. Gleberman serves as a director of Biofield Corporation and Diagnostic Holdings, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee consisting of Messrs. Gleberman, Moseley and Ryan, and a Compensation Committee consisting of Messrs. Moseley and Ryan. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met one time during the fiscal year ended December 31, 1996. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and administer the Company's stock option plans. The Compensation Committee met one time during the 1996 fiscal year. The Board of Directors does not have a standing nominating committee.

     During the 1996 fiscal year, the Board of Directors held eleven meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees.

COMPENSATION OF DIRECTORS

     In December 1996, the Company adopted a policy to compensate all non-employee directors of the Company $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held in connection with a regular Board meeting attended by such non-employee director. Non-employee directors receive $200 for each telephonic Board or committee meeting in which they participate. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 19, 1997 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

                                                                                        PERCENT OF
                                                           NUMBER OF SHARES               SHARES
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED(A)      BENEFICIALLY OWNED
------------------------                                 ---------------------      ------------------
Frederick D. Sancilio, Ph.D.(b)........................        5,053,044                   30.9%
James L. Waters(c).....................................        2,617,703                   16.0%
The Goldman Sachs Group, L.P.(d).......................        2,276,832                   13.9%
Joseph H. Gleberman(e).................................               --                     --
Charles D. Moseley, Jr.(f).............................          119,833                      *
John M. Ryan...........................................            1,000                      *
William H. Underwood(g)................................          233,834                    1.4%
Anthony F. Arato(h)....................................           73,805                      *
Mark P. Colonnese(i)...................................           23,023                      *
Martin S. Hunicutt(j)..................................           26,594                      *
James Swarbrick, Ph.D.(k)..............................           21,468                      *
R. Forrest Waldon......................................          107,373                      *
All executive officers and directors as a group (11
  persons).............................................        8,277,677                   50.7%

---------------

  * Less than 1%
(a) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the 1995 Option Plan and the 1996 Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and all executive officers and directors as a group includes the following shares represented by options: Mr. Underwood, 1,920 shares; Mr. Arato, 1,920 shares; Mr. Colonnese, 22,023 shares; Mr. Hunicutt, 25,344 shares; Dr. Swarbrick, 19,968 shares; Mr. Waldon, 1,920 shares; and all executive officers and directors as a group, 73,095 shares.
(b) Dr. Sancilio's address is 5051 New Centre Drive, Wilmington, North Carolina 28403.
(c) Includes 496,133 shares of Common Stock beneficially owned by Mr. Waters' spouse. Mr. Waters' address is 47 New York Avenue, Framingham, Massachusetts 01701.
(d) Represents 2,276,832 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or general manager. Includes 1,428,549 shares held of record by GS Capital Partners II, L.P.; 567,908 shares held of record by G.S. Capital Partners II Offshore, L.P.; 120,552 shares held of record by Bridge Street Fund 1995, L.P.; 107,132 shares held of record by Stone Street Fund 1995, L.P.; and 52,691 shares held of record by Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II Germany Civil Law Partnership. GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of the GS Group is 85 Broad Street, New York, New York 10004.
(e) Mr. Gleberman, a Managing Director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,276,832 shares which may be deemed to be beneficially owned by GS Group as described in note (d) above.
(f) Represents 119,833 shares beneficially owned by Noro-Moseley. Mr. Moseley disclaims beneficial ownership of such shares.
(g) Includes 925 shares owned by Mr. Underwood's children.
(h) Includes 159 shares owned by Mr. Arato's children.
(i) Includes 1,000 shares owned by Mr. Colonnese's children.
(j) Includes 500 shares owned by Mr. Hunicutt's children.
(k) Includes 500 shares owned by Dr. Swarbrick's spouse.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 1996, all officers and directors complied with all applicable Section 16(a) filing requirements except as follows: each of Drs. Sancilio and Swarbrick and Messrs. Waters, Moseley, Underwood, Arato, Colonnese, Hunicutt and Waldon were tardy in reporting the conversion of shares of non-voting Class B Common Stock or options to purchase shares of Class B Common Stock into shares of Common Stock or options to purchase shares of Common Stock effected automatically upon the closing of the Company's initial public offering of Common Stock. In addition, Messrs. Ryan, Arato, Colonnese, Hunicutt and Underwood, as well as Dr. Swarbrick were each late filing one report with respect to the acquisition of shares of Common Stock in the initial public offering. The Company has instituted a program to assist its directors and executive officers comply with the reporting requirements of
Section 16(a).

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 1996 by: (i) the Company's chief executive officer and (ii) the Company's next five most highly compensated executive officers who were serving as executive officers at the end of 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION AWARDS
                                                                 ----------------------------------------------
                                                                               SECURITIES
                                         ANNUAL COMPENSATION     RESTRICTED    UNDERLYING
NAME AND                               -----------------------     STOCK      OPTIONS/SARS       ALL OTHER
PRINCIPAL POSITION             YEAR    SALARY($)(A)   BONUS($)   AWARDS($)        (#)        COMPENSATION($)(D)
------------------             ----    ------------   --------   ----------   ------------   ------------------
Frederick D. Sancilio, Ph.D.   1996      360,125(b)         0           0             0             3,082
  President and                1995      306,580(c)    79,217           0             0             5,131
  Chief Executive Officer
William H. Underwood           1996      159,993            0           0         7,680             3,082
  Executive Vice President     1995      166,343            0           0             0             5,131
Mark P. Colonnese              1996      162,837      200,000(e)        0        88,093             3,082
  Vice President and Chief     1995      121,448            0           0             0            35,691
  Financial Officer
R. Forrest Waldon              1996      126,583        3,531           0         7,680             3,082
  Vice President and           1995      114,064            0     272,000(f)          0             5,047
  General Counsel
Martin S. Hunicutt             1996      130,000            0           0       101,376             2,025
  Vice President               1995      130,000            0           0             0                 0
James Swarbrick, Ph.D.         1996      130,000            0           0        79,871             2,697
  Vice President               1995      130,000            0           0             0             3,323

---------------

(a) Includes amounts deferred pursuant to the Company's 401(k) plan.
(b) Includes $100,000 in salary paid by Endeavor Pharmaceuticals Inc., a company 40% owned by the Company.
(c) Includes $12,500 in salary paid by Endeavor Pharmaceuticals Inc.
(d) Such amounts represent the Company's contributions under its 401(k) and profit sharing plans; and with respect to Mr. Colonnese, includes $34,596 paid as relocation expense in 1995 in connection with Mr. Colonnese's acceptance of employment in 1993.
(e) Of such amount, $50,000 was paid in 1996, $50,000 was paid in 1997, $50,000 is payable in September 1997 and $50,000 is payable in December 1997.
(f) Such amount represents the value of shares of restricted stock awarded to Mr. Waldon net of consideration paid by Mr. Waldon for such shares. Restrictions with respect to such shares lapsed upon the completion of the Company's initial public offering in September 1996.

     The following table sets forth certain information with respect to options granted during 1996 to the executive officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 1996

                                         INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                                   -----------------------------                             VALUE AT ASSUMED
                                   NUMBER OF                                                  ANNUAL RATES OF
                                   SECURITIES   PERCENT OF TOTAL                                STOCK PRICE
                                   UNDERLYING     OPTIONS/SARS                                 APPRECIATION
                                    OPTIONS        GRANTED TO      EXERCISE                 FOR OPTION TERM(A)
                                    GRANTED       EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
NAME                                 (#)(B)       FISCAL YEAR       ($/SH)       DATE       5%($)       10%($)
----                               ----------   ----------------   --------   ----------   --------   ----------
Frederick D. Sancilio, Ph.D. ....         0              0              0            0            0            0
William H. Underwood.............     7,680            1.4%          8.35      4-26-06       40,330      102,204
Mark P. Colonnese................    88,093           15.8%          8.35      4-26-06      462,600    1,172,320
R. Forrest Waldon................     7,680            1.4%          8.35      4-26-06       40,330      102,204
Martin S. Hunicutt...............   101,376           18.2%          8.35      4-26-06      532,353    1,349,086
James Swarbrick, Ph.D. ..........    79,871           14.3%          8.35      4-26-06      419,424    1,062,903

---------------

(a) Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(b) The options granted under the Company's 1995 Stock Plan and 1996 Stock Plan vest in 25% increments at each of the sixth, eighteenth, thirtieth and forty-second month anniversaries of the grant date.

     The following table sets forth certain information with respect to the value of options held at fiscal year end by the executive officers named in the Summary Compensation Table.

                     AGGREGATED 1996 YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                  OPTIONS/SARS                    IN-THE-MONEY OPTIONS
                                               AT FISCAL YEAR-END                 AT FISCAL YEAR-END(A)
                                        ---------------------------------   ---------------------------------
NAME                                    EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                                    --------------   ----------------   --------------   ----------------
Frederick D. Sancilio, Ph.D. .........           0                 0                 0                 0
William H. Underwood..................       1,920             5,760            22,012            66,038
Mark P. Colonnese.....................      22,023            66,070           252,505           757,481
R. Forrest Waldon.....................       1,920             5,760            22,012            66,038
Martin S. Hunicutt....................      25,344            76,032           290,569           871,707
James Swarbrick, Ph.D. ...............      19,968            59,903           228,933           686,788

---------------

(a) Market value of underlying securities at fiscal year end minus the exercise price of "in-the-money" options.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     On November 17, 1995 (the "Signing Date"), the Company and Frederick D. Sancilio entered into an employment agreement (the "Employment Agreement") to secure Dr. Sancilio's services as Chairman of the Board and President of the Company. The Employment Agreement has an initial three-year term that is automatically extended for an additional one-year period on each anniversary of the Signing Date unless either party gives the other notice prior to the anniversary date of its intention not to extend the term of the Employment Agreement. Under the Employment Agreement, Dr. Sancilio will serve as the Company's Chairman of the Board, President and chief executive officer, and the Company is required to use its best efforts to cause Dr. Sancilio to be re-elected to the Company's Board of Directors and to the boards of directors of affiliates of the Company on which boards of directors Dr. Sancilio was serving on the Signing Date and to be elected a director of any majority-owned subsidiary of the Company acquired after the Signing Date.

     The Employment Agreement provides that Dr. Sancilio will receive an annual salary of $250,000, which amount may be increased by the Board of Directors and once increased may not be reduced. The Employment Agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if the Company attains certain performance objectives set jointly by the Board of Directors and Dr. Sancilio. In addition, Dr. Sancilio will be eligible to participate in employee benefit plans made available generally to the Company's executive officers and any other Company compensation or incentive plans of a long or short-term nature and to receive other perquisites not to exceed, in the aggregate, $10,000 per year.

     Under the Employment Agreement, the Company may terminate Dr. Sancilio's employment at any time, with or without cause, as defined in the Employment Agreement. In the event that the Company terminates Dr. Sancilio's employment without cause or in the event that Dr. Sancilio terminates his employment within 90 days of an event of constructive discharge (defined in the Employment Agreement to include, among other things, the removal of Dr. Sancilio from, or the failure of Dr. Sancilio to be elected to, the positions of Chairman of the Board or President, a reduction in Dr. Sancilio's responsibilities or relocation of the Company's principal executive offices by more than 30 miles from its current location), Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary to be paid in monthly installments over two years, during which time Dr. Sancilio would continue to receive medical and life insurance benefits. The Employment Agreement requires Dr. Sancilio to refrain from certain activities in competition with the Company for a period of two years after the termination of his employment for any reason.

     The Employment Agreement obligates the Company to use its reasonable best efforts to cause Endeavor to employ Dr. Sancilio as a senior management employee at an annual salary of at least $100,000 with bonus compensation of up to 50% of annual salary to be paid if performance targets are attained and greater amounts if targets are exceeded. Endeavor has employed Dr. Sancilio on such terms, and should Endeavor fail to continue to employ him on such terms, it is anticipated that Dr. Sancilio's annual salary and bonus paid by AAI would be increased by similar amounts.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and administering the Company's stock option plans. The goal of the Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Committee is composed entirely of independent, outside directors of the Company. In establishing salary levels and the amount of bonus compensation to be paid to officers other than the Chief Executive Officer, the Committee relies in part on the recommendations of the Chief Executive Officer, Dr. Frederick D. Sancilio. The Committee's compensation policies are intended to provide compensation at levels competitive with other companies of similar size in the contract research organization industry.

BASE SALARIES

     The Company has not utilized specific formulas to determine executive compensation. The Committee has received information and industry surveys from independent consulting professionals concerning the compensation and benefits accorded other executive management in similar industries. Individual salaries are established by the Committee based on this information and a subjective analysis of the individual's performance, after taking into account recommendations of the Chief Executive Officer concerning the overall effectiveness of the executive and contribution to the success of the Company.

CASH BONUSES

     Cash bonuses are to be paid to individual senior executive officers based on the Committee's subjective analysis of the individual's contribution to the Company, the Company's overall performance and the anticipated compensation to be received by the individual, including compensation in the form of stock options. In light of the stock options awarded senior executives, no discretionary bonuses were paid in 1996.

     On November 20, 1995, the Company agreed to a cash bonus plan for Mark P. Colonnese, the Company's Chief Financial Officer, pursuant to which he would receive a cash bonus of $50,000 upon the closing of an initial public offering and an additional $50,000 one year later. In addition, the agreement provided that in the event that the trading price per share of the Company's common stock exceeds $12.525 for 90 consecutive days, Mr. Colonnese would receive an additional $50,000, with an additional $50,000 to be paid one year thereafter. Accordingly, Mr. Colonnese was entitled to payment of $100,000 under this arrangement in 1996, and is entitled to an additional $100,000 in 1997.

STOCK OPTIONS

     The Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company's option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executive's and Company's interests are similarly focused. In granting stock options, the Committee takes into account the executive's previous opportunities to participate in the Company's equity ownership and the executive's potential contribution to the long-term growth of the Company.

     The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company granted 292,380 options to the executive officers, as a group, in 1996.

COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER

     The 1996 salary of the Company's Chief Executive Officer and President, Dr. Sancilio, was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company's sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into Common Stock upon completion of the Company's initial public offering in September 1996). The Board of Directors has delegated to the Committee its authority under the agreement to set Dr. Sancilio's base salary and determine the amount and performance criteria for the payment of bonuses. Under the agreement, Dr. Sancilio's base salary is to be reviewed at least annually and may be no less than $250,000 per year. Because the agreement was entered into shortly before the beginning of 1996, the Committee did not adjust Dr. Sancilio's base salary, and he received $250,000 for the year. The agreement provides that base salary may be increased in light of Dr. Sancilio's performance, competitive levels of compensation and other factors the Committee deems relevant.

     The agreement also provides for a bonus, at least equal to 50% of base salary, if the Company attains target performance objectives agreed upon by the Committee and Dr. Sancilio. At Dr. Sancilio's request, the Committee agreed not to pay a bonus for 1996. This decision does not reflect the Committee's view of Dr. Sancilio's and the Company's performance in 1996, and we anticipate that bonuses may be paid in the future for the level of performance increases attained in 1996.

     Under the agreement, Dr. Sancilio is also eligible to participate in other compensation or incentive plans in which other senior executives are eligible to participate. The Committee did not award any options to Dr. Sancilio in 1996 at his request, allocating the limited option pool to other officers and employees of the Company. For the same reason, because only 288,887 options are available for issuance under the Company's 1996 Stock Option Plan, the Committee does not anticipate awarding any options under this plan to Dr. Sancilio. The Committee believes, however, that options provide appropriate incentive compensation and may award options to Dr. Sancilio in the future.

CAP ON DEDUCTION OF EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

                                          Compensation Committee

                                          Charles D. Moseley, Jr.
                                          John M. Ryan

                               PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning September 19, 1996 and ending on December 31, 1996 with a published industry index or line-of-business index. The Company has selected the Nasdaq Industrial Average and a composite peer group consisting of ClinTrials Research Inc., IBAH, Inc., Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The graph assumes that $100 was invested on September 19, 1996 in AAI stock (at the initial public offering price) and in the index and peer group on September 19, 1996, and the reinvestment of all dividends. The past performance of Company Common Stock is not necessarily indicative of future performance.

                                   (GRAPH)


                                9/19/96     10/31/96     11/29/96     12/31/96

AAI                              100.00       135.94       132.81       119.53
Nasdaq Industrial Average        100.00        98.28       101.86       101.29
Peer Group                       100.00        89.08        86.47        92.41

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING MANAGEMENT

     The Company leases its headquarters facility from 5051 New Centre Drive, LLC ("New Centre"), an entity in which each of Mr. Waters and Dr. Sancilio owns a one-third interest. Pursuant to the lease agreement between the Company and New Centre, the Company pays rent at an annual base rate of $12.50 per square foot of space leased, subject to adjustment for increases in the landlord's expense in maintenance and insurance of the facility. The effective rate per square foot was increased to the current rate of $13.30 commencing in June 1995 to reflect such increased expenses. Under the agreement, the Company may lease portions of the entire facility as needed and upon agreement of New Centre. At December 31, 1996, the Company leased approximately 19,000 square feet of space under the agreement. The initial term of the lease agreement expires in March 1999, but the agreement will extend for successive one-year periods unless either party provides the other, at least 90 days prior to the scheduled expiration of the agreement, notice of its intent not to renew the lease. The lease rate for any renewal term is to be set by mutual agreement of the parties.

     Approximately 40% of the capital stock of Endeavor Pharmaceuticals Inc. ("Endeavor") on a fully diluted basis is held by the Company, and certain directors and officers of the Company serve as directors and officers of Endeavor. Pursuant to an agreement among the Endeavor stockholders, the Company has the right to designate two of the six members of the Endeavor board of directors. The Company realized $6.2 million in net sales to Endeavor in 1996.

     The Company provides product development services pursuant to an agreement with Endeavor in connection with hormone pharmaceutical products that Endeavor is developing. The Company has agreed to manufacture products developed by Endeavor at the Company's manufacturing facility located at 1726 North 23rd Street, Wilmington, North Carolina, until Endeavor achieves a specified development milestone. The Company has agreed that at such time, it will grant to Endeavor a lease/purchase option to either lease for 15 years or purchase the portion of such facility intended for use by the Company in manufacturing Endeavor's products. Upon achievement of the milestone by Endeavor, the Company will also sell to Endeavor the equipment and inventory of raw materials, assign to Endeavor its raw materials supply agreements relating to Endeavor's products and make available certain personnel to Endeavor so that Endeavor can assume its manufacturing operations. Upon exercise of either the option to lease or the option to purchase, Endeavor is required to pay an exercise price of $2 million to the Company in addition to lease payments or a purchase price based on the fair market value of the facility. If Endeavor exercises the option to lease but does not subsequently exercise the option to purchase and does not achieve certain development milestones by a specified date, the Company must repay the option exercise price to Endeavor. The facility subject to the option is currently used by the Company for clinical supply and niche manufacturing operations. The Company is presently expanding its clinical supply and niche manufacturing facilities which could be used to manufacture Endeavor's products currently under development or, if Endeavor exercises its option to manufacture such product itself, for other client work. The Company has also agreed to permit Endeavor under certain circumstances the first right to purchase additional proprietary hormone pharmaceutical products developed by the Company at a price equal to the amount of development work expended by the Company at its standard hourly rates and out-of-pocket expenses, and the Company would continue the development work with respect to such product under the agreement with Endeavor.

     In addition to his duties at the Company, Dr. Sancilio is employed by Endeavor as a senior management employee. Pursuant to his employment agreement with Endeavor, Dr. Sancilio is to be based at the Company's principal executive offices and does not have day-to-day responsibilities in the operation of Endeavor and is assigned responsibilities from time to time by Endeavor's board of directors. Dr. Sancilio receives an annual salary of $100,000 and is eligible for bonus compensation of up to 50% of salary. Dr. Sancilio's employment agreement with Endeavor has an initial two-year term expiring on November 17, 1997 and renews for successive one-year periods unless either party elects not to renew the agreement. Dr. Sancilio devotes the substantial majority of his time to the management of the Company.

     In addition, the Company provided management and administrative services to Endeavor at an annual fee of $120,000 through April 1996 when this agreement was terminated by Endeavor. The Company believes that the terms of each of the foregoing agreements are no less favorable than terms that would be obtained in an agreement with an unrelated third party.

     The Company provides product development services to Aesgen, which develops generic pharmaceutical products. Approximately 30% of Aesgen's outstanding common stock is held by the holders of a majority of the Company's currently outstanding shares of capital stock. In addition, Mr. Waters and Dr. Sancilio serve on the ten-member board of directors of Aesgen. The Company realized $4.7 million in net sales to Aesgen in 1996. The Company has the right under its development agreement with Aesgen to provide certain product development and support services to Aesgen with respect to certain drugs currently being developed by Aesgen, provided that the Company's fees for such services are comparable to those of a reasonably comparable firm. In addition, under such development agreement, the Company has agreed, absent certain circumstances, not to develop for its own account or for any other person, any formulation of a product intended to be therapeutically equivalent to the same reference product for any of the products currently under development by Aesgen and any additional drugs that the Company agrees to develop for Aesgen under the development agreement. The Company believes that the terms of such agreement are no less favorable than terms that would be obtained in a transaction with an unrelated third party.

     In June 1996, the Company sold to Aesgen marketing rights to a product being developed by the Company. Under the agreement, Aesgen will pay license fees and additional royalties upon marketing of the product, although there can be no assurance that the product will be approved by the FDA or marketed.

     While incorporated in July 1994, Aesgen was formally organized and funded in April 1995 via issuance of approximately $11 million of nonconvertible, non-voting, mandatorily redeemable, preferred stock. As the Company did not intend to hold an equity interest, the Company entered a series of related transactions commencing in December 1995 in which the Company transferred to a corporation ("Aesgen Holding") owned by the holders of substantially all of the currently outstanding capital stock of the Company approximately 30% of the outstanding Aesgen common stock in return for $50,000 (the amount paid by the Company for such shares) and Aesgen Holding's assumption of and the Company's release from an obligation to invest an additional $1.2 million in Aesgen. The Company retains a $1.6 million nonconvertible, non-voting preferred stock investment in Aesgen. Aesgen Holding has distributed all shares of Aesgen common stock held by it to its stockholders. Accordingly, the Company's executive officers beneficially own the following percentages of the fully diluted common equity of Aesgen: Dr. Sancilio, 12.1%, Mr. Underwood, 0.7%, Mr. Arato, 0.2% and Mr. Waldon, 0.2%.

     In November 1995, in connection with the purchase by GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund 1995, L.P., and Goldman, Sachs & Co. Verwaltungs GmbH (the "Goldman Investors") and certain other investors of shares of preferred stock described below, Mr. Waters purchased shares of preferred stock (convertible into 119,833 shares of Common Stock), on substantially the same terms and conditions, including price, as other purchasers of shares of preferred stock. In connection with such transaction, the Company granted certain stockholders, including Mr. Waters and Dr. Sancilio, rights to cause the Company to register for sale shares of Common Stock acquired upon conversion of the preferred stock. All shares of preferred stock were converted into Common Stock automatically upon completion of the Company's initial public offering in September 1996. In addition, in connection with the Company's issuance of shares of preferred stock, Mr. Waters and Dr. Sancilio agreed to indemnify the Company against certain matters including the imposition of certain federal income tax liabilities, if any, in connection with the Company's election to be treated as an S corporation, final resolution of certain litigation brought by a former employee of the Company in which a judgment for approximately $363,000 has been entered against the Company and which is currently being appealed by the Company, and the payment of any amount due in connection with the resolution of an assessment against the Company of a North Carolina use tax deficiency of approximately $340,000 plus penalties and interest assessed against the Company. In addition, and as part of the same transaction, Mr. Waters and Dr. Sancilio have agreed to sell to the Company up to a total of 242,539 shares of Common Stock to provide the shares for issuance pursuant to the 1995 Stock Option Plan. Such shares are required to be sold by Mr. Waters and Dr. Sancilio upon the exercise of options under the 1995 Stock Option Plan at the exercise price of such options. As of December 31, 1996, options to acquire 235,681 shares of Common Stock were granted and outstanding under the 1995 Stock Option Plan at an exercise price per share of $8.35, except for options for 2,214 shares at an exercise price of $9.10, were outstanding.

     In 1988, the Company secured financing with variable rate North Carolina industrial revenue bonds which are supported by a letter of credit issued by a bank. Dr. Sancilio and Mr. Waters guaranteed the Company's obligation to repay amounts drawn under such letter of credit.

     The Company loaned $82,775 to Mr. Underwood in 1993 in connection with a purchase of shares of Common Stock. Such loan is evidenced by a promissory note, which bears interest at an annual rate of 6.15% and is payable, if not paid sooner, on March 30, 1998. At December 31, 1996, the outstanding principal amount of such promissory note was $82,775.

     The Company loaned $168,865 to Mr. Waldon in connection with his purchase of 105,453 shares of Common Stock in November 1995 for $30,000 and with the income tax liabilities arising in such transaction. Such loan is evidenced by a promissory note that bears interest at an annual rate of 6.48%, and interest is payable bi-weekly. Mr. Waldon's shares of Common Stock are pledged to secure such loan. At December 31, 1996, the outstanding aggregate principal amount of such loan was $167,988.

CERTAIN BUSINESS RELATIONSHIPS

     In November 1995, the Goldman Investors and certain other investors purchased shares of preferred stock of the Company. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering of Common Stock in September 1996. The Goldman Investors own 2,276,832 shares of Common Stock, which were purchased at $8.35 per share. Pursuant to a Stockholder Agreement entered into in November 1995 in connection with the purchase of preferred stock, the Goldman Investors have the right to designate one member of the Board of Directors for so long as the Goldman Investors and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of Common Stock. Pursuant to such Agreement, Mr. Gleberman, a general partner of Goldman, Sachs & Co., serves as one of the Company's directors.

     In connection with the purchase by the Goldman Investors and certain other investors of shares of preferred stock in November 1995, the Company agreed that so long as the Goldman Investors beneficially own 5% or more of the outstanding shares of Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. In the event that the Company and Goldman, Sachs & Co. or their affiliates cannot agree to the terms of such engagement after good faith discussions, the agreement permits the Company to engage any other investment banking firm, although Goldman, Sachs & Co. are entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock. Goldman, Sachs & Co. served as lead underwriter in the Company's initial public offering of its Common Stock in September 1996 and in connection therewith the underwriting syndicate purchased approximately 3.1 million shares of Common Stock at an underwriting discount of $3.5 million to the aggregate public offering price. The Company has agreed to indemnify Goldman, Sachs & Co. and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman Sachs & Co. acted as a manager of and received customary discounts in the Company's initial public offering of Common Stock. Pursuant to an agreement entered into in connection with the Company's initial public offering, the Company has agreed to maintain a current prospectus in connection with Goldman, Sachs & Co.'s market-making transactions and to pay certain expenses relating to amendments or supplements to the prospectus.

     Approximately 14.2% of the capital stock of Endeavor on a fully diluted basis and 4.1% of the common equity of Aesgen on a fully diluted basis is held by the Goldman Investors.

     In November 1995, Noro-Moseley Partners III, L.P. ("Noro-Moseley"), a venture capital limited partnership, purchased shares of preferred stock. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering in September 1996. Noro-Moseley also currently owns 14.8% of the capital stock of Endeavor on a fully diluted basis and 8.2% of the common equity of Aesgen on a fully diluted basis. Charles
D. Moseley, Jr., a member of the limited liability company which is the general partner of Noro-Moseley, serves as a director on the boards of directors of the Company, Endeavor and Aesgen.

REGISTRATION RIGHTS

     The holders (which include Dr. Sancilio, Mr. Waters, the Goldman Investors and Noro-Moseley) of 13,076,206 shares of Common Stock (the "Registrable Securities") have certain rights with respect to the registration of those shares under the Securities Act. If requested by any of such stockholders, including Dr. Sancilio, Mr. Waters or the Goldman Investors, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by such holders of Registrable Securities. The Company may be required to effect up to three such registrations at its expense (other than underwriting discounts and commissions) and thereafter may be required to effect additional registrations upon reimbursement for expenses by participating stockholders. The Company has the right to delay any such registration for up to 180 days under certain circumstances. Such stockholders' demand registration rights will expire when such stockholder, together with its affiliates, ceases to beneficially own Registrable Securities (i) equal to 10% of the then outstanding shares of Common Stock or (ii) having an aggregate market value of at least $30 million.

     In addition, if the Company proposes to register any of its shares of Common Stock under the Securities Act other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, subject to certain priorities among them, although a co-managing underwriter of any such offering unaffiliated with any holder of Registrable Securities may limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriting discounts and commissions) will be borne by the Company.

                       ADOPTION OF 1997 STOCK OPTION PLAN

     Under the proposed 1997 Stock Option Plan (the "1997 Option Plan"), the Company will be authorized to grant options to purchase up to 486,000 shares of Common Stock. The Compensation Committee has recommended and the Board has approved, adopting the 1997 Option Plan authorizing the Company to issue 486,000 options to purchase the Company's Common Stock.

     The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to approve the adoption of the 1997 Option Plan. The Board of Directors recommends the Company's stockholders approve the adoption of the 1997 Option Plan.

     The following is a summary description of the principal terms of the proposed 1997 Option Plan does not purport to be complete and is qualified in its entirety by the full text of the 1997 Option Plan. Stockholders may obtain a copy of the 1997 Stock Option Plan free of charge by contacting the Company at 5051 New Centre Drive, Wilmington, North Carolina 28403, Attention: Investor Relations.

     The purpose of the 1997 Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The 1997 Option Plan will be administered by the Committee. The Committee will have the authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 1997 Option Plan and to make all other determinations necessary and advisable for the administration of the 1997 Option Plan. All of the Company's employees will be eligible to receive stock options to purchase shares of Common Stock ("Options") pursuant to the 1997 Option Plan. No Options have been awarded under the 1997 Stock Option Plan.

     Awards of Options may be made to officers and other key employees of the Company or its subsidiaries ("Optionees"). The 1997 Option Plan permits awards of Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and nonqualified options. The Committee is authorized to establish the exercise price of Options, although the per share exercise price for Options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% for certain Options intended to qualify as incentive stock options awarded to 10% stockholders). The market value of Common Stock at March 21, 1997 was $19.75 per share. The Committee is authorized to set the term of the Options, which may be no longer than 10 years (5 years for certain Options intended to qualify as incentive stock options).

     Options awarded under the 1997 Option Plan will become exercisable as determined by the Committee. The Options become immediately exercisable upon completion of certain transactions involving a change in control of the Company or a sale by the Company of all or substantially all of its assets. Unexercised Options will expire thirty days after termination of the Optionee's employment, other than as a result of death, disability or retirement, in which cases Options may be exercised for a specified period after termination of employment. Options may not be transferred other than by will or the laws of descent and distribution or pursuant to certain qualified domestic relations orders.

     Certain Federal Income Tax Consequences. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the Stock 1997 Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     An Optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the shares on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the shares received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of shares received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such stock was more than one year.

     Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

     A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

     Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the 1997 Option Plan should not be subject to such deduction limitations.

                        APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Price Waterhouse LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. A proposal to ratify the appointment of Price Waterhouse LLP will be presented at the Annual Meeting. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Price Waterhouse LLP.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 1998 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 12, 1997.

     The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

     The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them. A copy of the Company's By-laws may be obtained by stockholders free of charge upon request by writing the Company at 5051 New Centre Drive, Wilmington, North Carolina 28403, Attention: Investor Relations.

                                 OTHER MATTERS

     The Board knows of no other matters which will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          R. Forrest Waldon
                                          Secretary

Wilmington, North Carolina
April 11, 1997

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
              REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY
                       IN THE ENCLOSED POSTPAID ENVELOPE.

                                                                    APPENDIX A


REVOCABLE PROXY       APPLIED ANALYTICAL INDUSTRIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 12, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints R. Forrest Waldon and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Applied Analytical Industries, Inc. (the "Company") held of record by the undersigned on March 21, 1997 at the annual meeting of stockholders to be held on May 12, 1997 (the "1997 Annual Meeting") or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed below                               WITHHOLD AUTHORITY
   (except as marked to the contrary below)    [ ]             to vote for all nominees listed below    [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
              LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

             Frederick D. Sancilio, Ph.D. and William H. Underwood

2. PROPOSAL TO APPROVE THE COMPANY'S 1997 STOCK OPTION PLAN described in the Company's Proxy Statement for the 1997 Annual Meeting.
               [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF PRICE WATERHOUSE LLP as the independent auditors for the Company for the fiscal year ending December 31, 1997.

               [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 11, 1997, and revokes all proxies heretofore given by the undersigned.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                 Dated:                   , 1997
                                                      --------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature if held jointly

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED
                                                 POSTAGE-PREPAID ENVELOPE.